Exhibit 5

Opinion of Fleischman and Walsh, L.L.P.

FLEISCHMAN AND WALSH, L.L.P.
1919 Pennsylvania Avenue, NW
Sixth Floor
Washington, D.C. 20006
(202) 939-7900

July 14, 2006

Southern Union Company
5444 Westheimer Road
Houston, Texas 77056

     Re: Registration of Securities of Southern Union Company

Ladies and Gentlemen:

  In connection with the registration of up to 300,000 shares of the common stock of Southern Union Company, a Delaware corporation (the “Company”), par value $1.00 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to Post-Effective Amendment No. 1 to Registration Statement No. 333-10585 on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Southern Union Company Amended and Restated Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”), you have requested our opinion set forth below.

 We have examined the Registration Statement and the documents filed as exhibits thereto with the Securities and Exchange Commission. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s common stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

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We are members of the Bar of the District of Columbia and the foregoing opinion is limited to the laws of the District of Columbia, the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to above and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Sincerely yours,

/s/ Fleischman and Walsh, L.L.P.

Fleischman and Walsh, L.L.P.